Exhibit 10.3
CALIX, INC.

Non-Employee Director Equity Compensation Policy, as amended February 11, 2021

1.General. This Non-Employee Director Equity Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”) in accordance with Section 4.6 of the Calix, Inc. Amended and Restated 2019 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.
2.Board Authority. Pursuant to Section 4.6 of the Plan, the Board is responsible for adopting a written policy for the grant of Awards under the Plan to Non-Employee Directors, which policy is to specify, with respect to any such Awards, the type of Award(s) to be granted Non-Employee Directors, the number of shares of Common Stock to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion.
3.Initial Option Grant to Non-Employee Directors. Each person who is initially elected to the Board as a Non-Employee Director shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such initial election an Option to purchase that number of shares of Common Stock equal to the product obtained multiplying (a) the result of dividing (i) $175,000 by (ii) the Black Scholes value of an option to purchase one share of Common Stock as of the date of grant, as determined below, by (b) a fraction, the numerator of which is the number of whole days that will have passed from the date of election through the scheduled date of the Company’s next annual stockholder meeting and the denominator of which is 365, rounded down to the nearest whole share (an “Initial Director Option Grant”). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board shall not receive an Initial Director Option Grant. For the purposes of this Policy, the Black-Scholes value of an Option to purchase a share of Common Stock shall be determined using the average closing trading price of a share of Common Stock on the stock exchange on which the Common Stock is then listed or traded over the thirty (30) consecutive trading days ending on the trading day prior to the date of grant and the volatility, risk-free rate and life expectancy assumptions shall be as set forth in the Company’s then-most recent filing with the Securities and Exchange Commission that discloses such assumptions.
4.Subsequent Option Grants to Non-Employee Directors. Each person who is a Non-Employee Director immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting an Option to purchase that number of shares of Common Stock equal to the result of dividing (i) $175,000 by (ii) the Black Scholes value of an option to purchase one share of Common Stock as of the date of grant, as determined in accordance with the last sentence of Section 3 above, and rounded down to the nearest whole share (“Annual Director Option Grant”). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director Option Grants under this Section 4.
5.Terms of Options Granted to Non-Employee Directors
. Each Option granted under this Policy shall have an exercise price per share equal to the Fair Market Value of a share of Common Stock on the date of grant. Each Option granted under this Policy shall vest and become exercisable with respect to 100% of the shares of Common Stock underlying the Option on the earlier of (i) the one-year anniversary of the date of grant or (ii) the day immediately preceding the date of the annual meeting of stockholders that occurs in the year following the year of grant. The Stock Option Agreement evidencing each grant of Initial Director Option Grants and Annual Director Option Grants shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

6.Effect of Acquisition. Upon a Change in Control of the Company, all Awards and all other stock options, restricted stock units and other equity awards with respect to the Common Stock that are held by a Non-Employee Director shall become fully vested and/or exercisable.
7.Effect of Other Plan Provisions. The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy.
8.Incorporation of the Plan. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.
9.Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
10.Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder unless and until an Award is actually granted. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.
11.Effectiveness. This Policy, as amended and restated herein, shall become effective as of February 11, 2021.